EXHIBIT 23
Consent of Independent Certified Public Accountants
To the Board of Directors
     Professional Veterinary Products, Ltd.
     As independent certified public accountants, we hereby consent to the use of our report dated October 7, 2004, except as to Notes 6 and 14 which is July 6, 2005, relating to the financial statements of Professional Veterinary Products, Ltd., which report appears in the Amendment to the Annual Report dated July 31, 2004 on Form 10-K/A of Professional Veterinary Products, Ltd.
July 28, 2005

/s/ Quick & McFarlin, P.C.
Quick & McFarlin, P.C.